Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and
Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE SECOND-QUARTER EARNINGS INCREASE TO

$0.64 PER DILUTED SHARE

THOMASVILLE, N.C. – (July 24, 2008) – Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the second quarter and six months ended June 30, 2008. Revenue increased 16.2% to $417.8 million for the quarter from $359.6 million for the second quarter of 2007. Net income increased 6.0% to $23.9 million for the second quarter of 2008 from $22.5 million for the prior-year quarter. Earnings per diluted share for the second quarter of 2008 were $0.64, an increase of 6.7% from $0.60 for the second quarter of 2007. The results for the second quarter of 2007 included the final resolution of a customer pricing issue from periods prior to 2007, which resulted in the recognition of $2.0 million in revenue, or $0.03 per diluted share after tax. Old Dominion’s operating ratio for the second quarter of 2008 was 89.7% compared with 88.7% for the second quarter of 2007.

Revenue for the first six months of 2008 increased 15.7% to $786.0 million from $679.6 million for the comparable period in 2007. Net income declined to $34.3 million, or $0.92 per diluted share, for the first half of 2008 from $36.1 million, or $0.97 per diluted share, for the first six months of 2007. The Company’s operating ratio was 91.9% for the latest six-month period compared with 90.3% for the first six months last year.

Earl Congdon, Executive Chairman of Old Dominion, remarked, “Old Dominion continued to perform well in the second quarter of 2008 relative to a period in which rising fuel prices and an uncertain economic environment created challenging industry conditions. Our revenue growth for the quarter primarily resulted from a 10.2% increase in tonnage, which slightly exceeded our expectations at the beginning of the quarter. The tonnage growth was a result of a 7.1% increase in weight per shipment and a 2.8% increase in the number of shipments. Revenue per hundredweight increased 5.4% as compared to the second quarter of 2007 due mostly to the impact of higher fuel prices on our fuel surcharges. Our revenue per hundredweight, however, was negatively affected by both the increase in weight per shipment and a 3.1% decline in length of haul. The impact of these two changes makes the comparison of our pricing metrics difficult; however, we believe that the overall pricing environment has somewhat stabilized but remains challenging.

“We also benefited from operational efficiencies in the second quarter, as productivity improvements were realized in our linehaul, pickup and delivery, and dock operations. In addition, insurance and claims decreased as a percentage of revenue for the fifth consecutive comparable-quarter

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Reports Second-Quarter Earnings

July 24, 2008

period, with our cargo claims ratio again falling to the best level in our Company’s history. Similar to our first-quarter experience, however, these and other margin improvements resulting from improved freight density were not sufficient to overcome the impact of a difficult pricing environment that did not allow us to fully recover the significant rise in operating expenses.

“Consistent with our focus on improving freight density, we again produced over 95% of our tonnage growth for the second quarter through service centers in operation for more than one year. We opened one service center during the second quarter in Pocatello, Idaho, and combined the operations of two service centers, giving us a total of 204 service centers in operation at the quarter’s end, compared with 188 at the end of the second quarter of 2007. With a lower capital expenditure budget for 2008 as compared with 2007, we expect to produce free cash flow for 2008. In addition, with net debt to total capitalization of 29.5% at the end of the second quarter, compared with 35.6% at the same time in 2007, we have ample financial capacity to pursue any additional growth opportunities that might develop in this challenging environment.”

Mr. Congdon concluded, “The substantial growth in second-quarter tonnage further validates our unceasing efforts to enhance the value proposition we provide our customers. Through one fully-integrated and non-union Company, we can provide shippers with comprehensive, high-quality service, broad geographic coverage, rapid transit times and on-time deliveries. Due to the successful execution of our business strategies and experience of our management team, we believe Old Dominion is positioned to continue gaining market share and to outperform the LTL industry averages for revenue and tonnage growth and operating ratio. Despite our achievements for the first half of 2008, we continue to be cautious with our guidance for the remainder of 2008 because of the challenging industry conditions that persist. As a result, we today affirm our recently updated earnings guidance for 2008 earnings per diluted share of $1.90 to $1.95.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these websites shortly after the call through August 24, 2008. A telephonic replay will also be available through July 31, 2008 at (719) 457-0820, Confirmation Number 8004753.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the Company’s ability to complete and successfully integrate acquired businesses and assets and produce the anticipated benefits from such transactions; (2) the competitive environment with respect to industry capacity and pricing, including fuel surcharges; (3) the negative impact of any unionization of the Company’s employees; (4) the challenges associated with executing the Company’s growth strategy; (5) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (6) the availability and cost of fuel; (7) difficulty in attracting or retaining qualified drivers; (8) the Company’s exposure to claims related to cargo loss and damage, property damage, personal

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ODFL Reports Second-Quarter Earnings

July 24, 2008

injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (9) the Company’s significant ongoing cash requirements; (10) the availability and cost of new equipment; (11) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (12) seasonal trends in the industry, including the possibility of harsh weather conditions; (13) the Company’s dependence on key employees; (14) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (15) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among six regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD- Technology, the Company offers an array of innovative products and services that provide direct service to 48 states within the Southeast, Gulf Coast, Northeast, Midwest, Central and West regions of the country, including 39 states within which it provides full-state coverage. In addition to domestic less-than-truckload services, the Company offers assembly and distribution services as well as container delivery services to and from all of North America, Central America, South America and the Far East. The Company also offers a broad range of expedited and logistical services for both its domestic and global markets.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended June 30,		% Chg.	Six Months Ended June 30,		% Chg.
	2008	2007		2008	2007
Revenue from operations	$417,840	$359,617	16.2%	$786,014	$679,559	15.7%
Operating income	$42,990	$40,650	5.8%	$63,836	$65,694	(2.8)%
Operating ratio	89.7%	88.7%		91.9%	90.3%
Net income	$23,881	$22,539	6.0%	$34,270	$36,110	(5.1)%
Basic and diluted earnings per share	$0.64	$0.60	6.7%	$0.92	$0.97	(5.2)%
Basic and diluted weighted average shares outstanding	37,285	37,285	0.0%	37,285	37,285	0.0%

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ODFL Reports Second-Quarter Earnings

July 24, 2008

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)

	Second Quarter					Year To Date
	2008		2007		% Chg.	2008		2007		% Chg.
Revenue	$417,840	100.0%	$359,617	100.0%	16.2%	$786,014	100.0%	$679,559	100.0%	15.7%

Operating expenses:
Salaries, wages & benefits	208,217	49.8%	187,005	52.0%	11.3%	409,742	52.1%	363,260	53.4%	12.8%
Operating supplies & expenses	90,859	21.8%	58,414	16.2%	55.5%	164,426	20.9%	107,904	15.9%	52.4%
General supplies & expenses	11,864	2.8%	10,604	2.9%	11.9%	23,059	3.0%	19,903	2.9%	15.9%
Operating taxes & licenses	13,932	3.3%	12,562	3.5%	10.9%	27,280	3.5%	24,783	3.6%	10.1%
Insurance & claims	6,772	1.6%	9,002	2.5%	(24.8)%	14,875	1.9%	20,114	3.0%	(26.0)%
Communications & utilities	3,692	0.9%	3,447	1.0%	7.1%	7,599	1.0%	7,329	1.1%	3.7%
Depreciation & amortization	21,513	5.2%	20,062	5.6%	7.2%	42,682	5.4%	38,494	5.7%	10.9%
Purchased transportation	12,074	2.9%	12,089	3.4%	(0.1)%	22,631	2.9%	21,881	3.2%	3.4%
Building and office equipment rents	3,690	0.9%	3,017	0.8%	22.3%	7,281	0.9%	5,734	0.8%	27.0%
Miscellaneous expenses, net	2,237	0.5%	2,765	0.8%	(19.1)%	2,603	0.3%	4,463	0.7%	(41.7)%

Total operating expenses	374,850	89.7%	318,967	88.7%	17.5%	722,178	91.9%	613,865	90.3%	17.6%

Operating income	42,990	10.3%	40,650	11.3%	5.8%	63,836	8.1%	65,694	9.7%	(2.8)%

Other deductions:
Interest expense, net	3,389	0.8%	3,404	0.9%	(0.4)%	6,532	0.8%	6,427	1.0%	1.6%
Other expense, net	451	0.1%	(9)	0.0%	5111.1%	1,123	0.1%	242	0.0%	364.0%

Income before income taxes	39,150	9.4%	37,255	10.4%	5.1%	56,181	7.2%	59,025	8.7%	(4.8)%

Provision for income taxes	15,269	3.7%	14,716	4.1%	3.8%	21,911	2.8%	22,915	3.4%	(4.4)%

Net income	$23,881	5.7%	$22,539	6.3%	6.0%	$34,270	4.4%	$36,110	5.3%	(5.1)%

Earnings per share:

Basic and Diluted	$0.64		$0.60		6.7%	$0.92		$0.97		(5.2)%

Weighted average outstanding shares:

Basic and Diluted	37,285		37,285		0.0%	37,285		37,285		0.0%

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ODFL Reports Second-Quarter Earnings

July 24, 2008

OLD DOMINION FREIGHT LINE, INC.

	Second Quarter			Year to Date
Operating Statistics	2008	2007	% Chg.	2008	2007	% Chg.
Operating ratio	89.7%	88.7%	1.1%	91.9%	90.3%	1.8%
Intercity miles *	87,110	81,153	7.3%	168,879	156,131	8.2%
Total tons *	1,478	1,341	10.2%	2,823	2,583	9.3%
Total shipments *	1,772	1,723	2.8%	3,482	3,343	4.2%
Revenue per intercity mile	$4.80	$4.43	8.4%	$4.65	$4.35	6.9%
Rev/cwt ‡	$14.17	$13.44	5.4%	$13.98	$13.20	5.9%
Rev/cwt less FSC ‡	$11.44	$11.81	(3.1)%	$11.54	$11.69	(1.3)%
Rev/shp ‡	$236.34	$209.21	13.0%	$226.67	$204.04	11.1%
Rev/shp less FSC ‡	$190.83	$183.89	3.8%	$187.08	$180.70	3.5%
Weight per shipment	1,668	1,557	7.1%	1,621	1,546	4.9%
Average length of haul	905	934	(3.1)%	918	939	(2.2)%

* -	In thousands
‡ -	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company’s revenue recognition policy.

Balance Sheets	June 30, 2008	December 31, 2007
(In thousands)
Current assets	$260,966	$216,277
Net property and equipment	747,274	721,450
Other assets	45,866	43,321

Total assets	$1,054,106	$981,048

Current maturities of long-term debt	$16,452	$12,193
Other current liabilities	146,222	115,530

Total current liabilities	162,674	127,723
Long-term debt	240,476	251,561
Other non-current liabilities	127,234	112,312

Total liabilities	530,384	491,596
Equity	523,722	489,452

Total liabilities & equity	$1,054,106	$981,048

Notes:	Financial and operating data are unaudited LTL is less than 10,000 lbs.

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